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                                   EXHIBIT 11
                        NOVACARE EMPLOYEE SERVICES, INC.
         CALCULATION OF PRO FORMA AND SUPPLEMENTAL PRO FORMA INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

The following unaudited Pro Forma and Supplemental Pro Forma information should be read in conjunction with the Company's Consolidated Financial Statements.

                                                                                     Supplemental
                                                                    Pro Forma          Pro Forma
                                                                 Information (1)    Information (1)
                                                                 ---------------    ---------------

Net income ................................................          $   692            $ 1,100
                                                                     =======            =======

Weighted average number of common shares outstanding
     at June 30, 1997 .....................................           18,576             18,576
Common shares issued and outstanding subsequent to
     June 30, 1997 ........................................              750                750
Assumed exercise of stock options, net of treasury shares
     acquired .............................................              284                284
 Issuance of manditorily redeemable stock deemed a
     common stock equivalent ..............................              663                663
Guaranteed shares, payable within two years of the date of
     acquisition ..........................................              301                301
Additional shares required to be sold to retire outstanding
     debt .................................................               --              3,824
                                                                     -------            -------
Weighted average number of shares used in earnings per
     share calculation ....................................           20,574             24,398
                                                                     =======            =======

Net income per common and common equivalent
     share ................................................          $   .03            $   .05
                                                                     =======            =======

(1) The put option associated with the manditorily redeemable common shares is rendered inoperative if the Company files an initial public offering of its common stock prior to two years from the date of acquisition (see Note 10 to the Consolidated Financial Statements); such an event will have a significant impact on the Company's capital structure and will affect earnings per share ("EPS"). Given the Company's plans to file a registration statement with the Securities and Exchange Commission (see Note 13 to the Consolidated Financial Statements), historical EPS has been excluded from the accompanying financial statements. Pro Forma Net Income Per Common Share (unaudited) is computed by dividing net income, without consideration to the accretion of manditorily redeemable common stock (see Note 10 to the Consolidated Financial Statements), by the number of shares of common stock and common stock equivalent outstanding as of July 31, 1997. Given that all shares issued prior to July 31, 1997 were issued at prices significantly below the estimated offering price in the Company's initial public offering, all shares and options issued are considered to be outstanding since inception of the Company, using the treasury stock method, for the purposes of calculating the Pro Forma EPS (unaudited).

The Company intends to use a portion of the net proceeds from the offering of 4,500,000 shares of its common stock to retire certain indebtedness (see Note 13 to the Consolidated Financial Statements), the Company has presented Supplemental Pro Forma Net Income Per Common Share (unaudited) in the accompanying financial statements. Supplemental EPS (unaudited) is computed by dividing net income, adjusted for the elimination of applicable interest expense, net of related income tax effect, by total outstanding shares as of July 31, 1997 plus estimated additional shares required to be sold to retire outstanding debt.